Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP UNIT PURCHASE AGREEMENT

BY AND AMONG

NEW AGE INVESTMENTS LLC,

DERMADOCTOR, LLC, AND

NOVABAY PHARMACEUTICALS, INC.

March 12, 2024

Exhibit A — Definitions

MEMBERSHIP UNIT PURCHASE AGREEMENT

THIS MEMBERSHIP UNIT PURCHASE AGREEMENT (this “Agreement”) is dated March 12, 2024 (the “Effective Date”), by and among: (i) New Age Investments LLC, a Florida limited liability company (“Buyer”); (ii) DERMAdoctor, LLC, a Missouri limited liability company (“DERMAdoctor”); and (iii) NovaBay Pharmaceuticals, Inc., a Delaware corporation (“Seller”).

WHEREAS, Seller owns 100% of the membership units (collectively, the “Membership Units”) of DERMAdoctor; and

WHEREAS, Buyer desires to purchase all of the Membership Units such that it will become the sole equity owner of DERMAdoctor, and Seller and DERMAdoctor desire the same, upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Buyer, DERMAdoctor and Seller agree as follows:

Article 1
Definitions

1.1          Definitions. Capitalized terms used in this Agreement have the meaning ascribed to them in Exhibit A to this Agreement as interpreted by the rules of construction provided in Section 11.15.

Article 2
Membership Units to be Purchased

2.1        On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, or assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under all of the Membership Units, and Seller shall thereafter cease to have any rights as a member or as a holder of the Membership Units (or any other form of ownership) of DERMAdoctor.

Article 3
Closing; Purchase Price; Closing Deliverables

3.1         Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely pursuant to the electronic exchange of documents and signature pages and transfer of funds as provided herein on or before March 15, 2024 after the last of the conditions to the Closing set forth in Article 8 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived, or on such other date as Buyer and Seller may mutually agree and jointly designate (the date on which the Closing actually occurs being referred to in this Agreement as the “Closing Date”). For all purposes under this Agreement and each of the other Transaction Documents, all matters at Closing will be considered to take place simultaneously, no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed and the Closing will be deemed to have occurred as of 12:01 a.m. Pacific Time on the Closing Date irrespective of the actual occurrence of the Closing at any particular time on the Closing Date.

3.2         Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, transfer, conveyance, assignment, transfer and delivery of all the Membership Units as provided in Article 2 of this Agreement, Buyer shall pay to Seller at the Closing an aggregate amount in cash equal to One Million Seventy Thousand dollars (US$1,070,000) (the “Purchase Price”). At the Closing, the Purchase Price shall be paid in accordance with Section 3.3(a).

3.3    Closing Payments.

(a)          Closing Cash Payment. At the Closing, Buyer shall pay to Seller an amount equal to (i) the Purchase Price; minus (ii) the Closing Transaction Expenses Amount, if any; minus (iii) the Closing Indebtedness (collectively, the “Closing Cash Payment”) by immediately available funds to the bank account of Seller that has been designated in writing to Buyer prior to the Closing Date. Buyer shall pay, on behalf of Seller and/or DERMAdoctor, to each Person entitled payment of Transaction Expenses or Closing Indebtedness, an amount as is necessary to pay and retire in full any Closing Transaction Expenses Amount or Closing Indebtedness as set forth on the Closing Statement, by immediately available funds to an account designated in writing by the applicable payees thereof; provided, that any Transaction Expenses that constitute wages, bonuses, severance payments, or other compensation payable to any employee of DERMAdoctor shall instead be deposited with the payroll provider and paid to the recipient through the payroll of DERMAdoctor; and

(b)         Closing Statement. At least two (2) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth in reasonable detail Seller’s good faith calculation of the Closing Transaction Expenses Amount and Closing Indebtedness, if any. During the period after the delivery of the Closing Statement and prior to the Closing Date, Buyer shall have an opportunity to review the Closing Statement and Seller and Buyer shall cooperate in good faith to mutually agree upon the final Closing Statement for the Closing in the event Buyer in good faith disputes any Transaction Expense or Closing Indebtedness included in the Closing Statement.

3.4          Closing Deliveries.

(a)          DERMAdoctor’s and Seller’s Deliveries. At the Closing, DERMAdoctor and Seller, as applicable, shall have delivered or cause to be delivered to Buyer the following:

(i)    an instrument of assignment or other instrument of transfer, duly executed as necessary by Seller for the transfer of all of the Membership Units to Buyer as provided in Section 2.1 hereof;

(ii)    the Closing Statement;

(iii)    the Transition Services Agreement, duly executed by Seller;

(iv)    an IRS Form W-9 executed by Seller;

(v)    a certificate dated as of the Closing Date of DERMAdoctor, attesting to, and attaching thereto: (1) the articles of organization, including all amendments, of DERMAdoctor as in effect at the time of Closing; (2) the operating agreement, as amended and restated, of DERMAdoctor as in effect at the time of Closing; (3) the incumbency of the DERMAdoctor authorized officers executing this Agreement and the other Transaction Documents; (4) the duly executed resolutions adopted by the manager of DERMAdoctor and Seller, as the owners of the Membership Units, authorizing and approving the Agreement and the Contemplated Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (5) a good standing certificate with respect to DERMAdoctor dated no more than five (5) days prior to the Closing Date; and

(vi)    such other documents or instruments that Buyer reasonably requests prior to the Closing Date to effect the Contemplated Transactions.

(b)          Buyer Deliveries. At the Closing, Buyer shall have delivered or caused to be delivered to Seller the following:

(i)    cash in an amount equal to the Closing Cash Payment as provided in Section 3.3(a);

(ii)    the Transition Services Agreement, duly executed by Buyer;

(iii)    a certificate dated as of the Closing Date of an authorized officer of Buyer attesting to, and attaching thereto: (1) duly executed resolutions adopted by Buyer’s managers and/or members (as required by its governing documents and/or applicable Law) authorizing and approving the Agreement and the Contemplated Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded; (2) the incumbency of Buyer’s authorized managers and/or members executing this Agreement and the other Transaction Documents; and (3) a good standing certificate with respect to Buyer dated no more than five (5) days prior to the Closing Date; and

(iv)    such other documents or instruments that Seller reasonably requests prior to the Closing Date to effect the Contemplated Transactions.

3.5         Withholding Taxes. Buyer shall be entitled to deduct and withhold from any payments made to Seller pursuant to the Contemplated Transactions, all Taxes that Buyer is required to deduct and withhold under applicable Law with respect to making of such payment. Buyer shall provide reasonable advance notice of any such withholding to Seller. All such withheld amounts shall be treated for purposes of this Agreement as having been paid on behalf of and delivered to Seller hereunder.

Article 4
Representations and Warranties of DERMAdoctor

Except as set forth in the Disclosure Schedules, DERMAdoctor represents and warrants to Buyer that the following statements in this Article 4 are true and correct as of the Effective Date and as of the Closing:

4.1         Organization and Power. DERMAdoctor (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Missouri; (b) has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions; and (c) has the requisite limited liability company power and authority to own or lease and to operate its properties and carry out the Business as it is currently conducted. DERMAdoctor is duly qualified or licensed to do business as a foreign business entity in good standing in every jurisdiction where its ownership or lease of property, or the conduct of the Business, requires such qualification and is in good standing in each jurisdiction, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 4.1 of the Disclosure Schedules lists each of the jurisdictions in which DERMAdoctor is qualified or licensed to do business as a foreign limited liability company.

4.2        Authorization and Enforceability. This Agreement has been, and each of the other Transaction Documents will be, duly authorized by the requisite limited liability company action on the part of Seller and executed and delivered by DERMAdoctor (assuming due authorization, execution and delivery by each other party thereto) and constitute a valid and legally binding agreement of DERMAdoctor enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought in a proceeding at Law or in equity).

4.3          No Violation. Except as set forth on Schedule 4.3 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or the other Transaction Documents by DERMAdoctor and the consummation of the Contemplated Transactions by it will: (a) conflict with or violate any provision of the current organizational documents of DERMAdoctor; (b) conflict with or result in a breach of, or constitute a default under or result in the termination, cancellation, modification, amendment or violation of any Material Contract to which DERMAdoctor is a party, or the acceleration or forfeiture of any term of payment thereunder; or (c) violate any Law or Order applicable to DERMAdoctor or by which any of its properties or assets are bound or affected, except in the cases of clauses (b) and (c), where any such violation, breach, default, termination, cancellation, modification, amendment, acceleration or forfeiture would not have a Material Adverse Effect.

4.4         Compliance with Laws. DERMAdoctor has since the Seller Ownership Date been and is in compliance with each Law or Order that is or was applicable to it or the conduct or operation of the Business or the ownership or use of any of its properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

4.5          Consents. Except as set forth on Schedule 4.5 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or any other Transaction Documents by DERMAdoctor, nor the consummation of the Contemplated Transactions will require (a) the notice, consent or approval under any Material Contract or (b) DERMAdoctor to provide notice or obtain the authorization, approval or consent of, or make any declaration, filing or registration with, any Governmental Authority, except where the failure to obtain or make such notices, consents, approvals, authorizations, declarations, filings or registrations would not have a Material Adverse Effect.

4.6         Financial Statements. Schedule 4.6 of the Disclosure Schedules contains complete copies of the unaudited balance sheets for the years ended December 31, 2023 and 2022 and the related statements of income, members’ deficiency and cash flow for the same fiscal years then ended (collectively, the “Financial Statements”). The Financial Statements present fairly the financial condition and results of operations of DERMAdoctor and the Business as of the date thereof or for the periods covered thereby and have been prepared in accordance with GAAP as applied on a consistent basis for the periods involved.

4.7       No Adverse Changes. Except as set forth on Schedule 4.7 of the Disclosure Schedules or as disclosed in Seller’s periodic reports and other filings (the “SEC Filings”) made with the Securities and Exchange Commission (the “Commission”), since December 31, 2023, the Business has been conducted in accordance with the Ordinary Course of Business and there has not been, with respect to DERMAdoctor:

(a)          an event, occurrence, or development that has had a Material Adverse Effect;

(b)          any material amendment to DERMAdoctor’s governing documents, including its articles of organization, as amended, and its operating agreement, as amended and restated;

(c)          any split, combination or reclassification of any Membership Units or Other DERMAdoctor Equity;

(d)          any issuance, sale or other disposition of any Membership Units or Other DERMAdoctor Equity;

(e)          any material change in any method of accounting or accounting practice of DERMAdoctor, except as required by GAAP or applicable Law;

(f)           any incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding Two Hundred Fifty Thousand Dollars ($250,000), except (i) as guarantor for the Convertible Notes and (ii) unsecured current Liabilities incurred in the Ordinary Course of Business;

(g)          any sale or other disposition of any material portion of the assets shown or reflected on the Financial Statements, except in the Ordinary Course of Business and except for any assets having an aggregate value of less than One Hundred Thousand Dollars ($100,000);

(h)          any material increase in the compensation of the employees or service providers, other than as provided for in written agreements existing on the date of this Agreement or in the Ordinary Course of Business;

(i)           any adoption, amendment or modification of any Employee Plan, other than required by Law;

(j)           any adoption of a plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(k)          any material changes in the right, title, value or enforceability of the Business Intellectual Property, including any transfer, assignment or grant of any license or sublicense of any material rights with respect to Business Intellectual Property or any products or services with respect to the Business, except in the Ordinary Course of Business;

(l)           any material changes with respect to the Approvals or Registrations;

(m)         any change to a material Tax election, Tax filing position or the Tax treatment of DERMAdoctor;

(n)          (i) any settlement or compromise of any Tax Liability, (ii) any material amended Tax Return that has been filed, (iii) any agreement with a Tax authority that has been entered into, cancelled or modified, or (iv) any right to a claim of a Tax refund that has been surrendered;

(o)          any cancellation or termination of any insurance policy naming DERMAdoctor as the beneficiary or the loss payable payee without obtaining substantially identical or greater substitute coverage;

(p)          any filing or settlement of any Proceeding or other material dispute in excess of One Hundred Thousand Dollars ($100,000) individually and Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; or

(q)          any Contract to do any of the foregoing, or authorized, committed or agreed to take any of the foregoing actions.

4.8         No Subsidiaries; Capitalization. Seller is the sole owner of all issued and outstanding Membership Units free and clear of all Liens. Other than the Membership Units owned by Seller, there are no other units or any other membership interests or equity or equity equivalents of DERMAdoctor (collectively, “Other DERMAdoctor Equity”) authorized, issued and outstanding or otherwise obligated by Contract or otherwise to be issued. All of the Membership Units are duly authorized and validly issued and fully paid and non-assessable. Except as provided in Schedule 4.8 of the Disclosure Schedules, there are no rights to subscribe, Contracts, or commitments of any kind to which DERMAdoctor or Seller is a party relating to the sale or issuance of any Membership Units or Other DERMAdoctor Equity. There are no outstanding restrictions on voting of the Membership Units or Other DERMAdoctor Equity. DERMAdoctor has no Subsidiaries.

4.9      Governing Documents and Corporate Records. Copies of the minute book of DERMAdoctor comprised of the records received by Seller on the Seller Ownership Date and all subsequent minutes (a) have been provided or made available to Buyer prior to the execution of this Agreement and (b) to DERMAdoctor’s Knowledge are complete and correct in all material respects. Such minute book contains a complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the members and managers of DERMAdoctor since the Seller Ownership Date, and, to DERMAdoctor’s Knowledge, prior to the Seller Ownership Date. DERMAdoctor has, prior to the execution of this Agreement, made available to Buyer complete copies of the articles of organization and operating agreement of DERMAdoctor, as currently in effect.

4.10        Title to Tangible Assets; Leased Property.

(a)          DERMAdoctor has good and valid title to all of its tangible personal property and other tangible assets reflected in the Financial Statements or acquired after December 31, 2023, other than assets sold or otherwise disposed of in the Ordinary Course of Business since December 31, 2023. All such assets are free and clear of Liens, except for Permitted Encumbrances.

(b)        DERMAdoctor does not own any real property. Schedule 4.10(b) of the Disclosure Schedules sets forth (i) a list of all active leases or subleases (including all amendments, extensions, renewals, guaranties, consents and other agreements with respect thereto) to which DERMAdoctor is a party (the “Lease Agreements”), which each relate to a parcel of real property used in the Business (“Leased Property”), and (ii) the address of the Leased Property and the date and names of the parties to the Lease Agreements. DERMAdoctor has made available to Buyer a true and complete copy of each Lease Agreement. DERMAdoctor has a valid and enforceable leasehold interest (to the extent provided in the Lease Agreements) with respect to each Leased Property. There is no material breach, default or claim of default or other dispute by or against DERMAdoctor or, to DERMAdoctor’s Knowledge, any other party under any such Lease Agreements, or any event of default or event, which with notice or lapse of time, or both, would constitute a default under any such Lease Agreements.

4.11        Material Contracts.

(a)          Except for those Contracts of DERMAdoctor that are on file with the Commission as an exhibit to the SEC Filings (which are already disclosed to Buyer), Schedule 4.11(a) of the Disclosure Schedules lists each of the following Contracts of DERMAdoctor (“Material Contracts”):

(i)    each agreement of DERMAdoctor involving aggregate consideration annually (or such shorter term of such agreement) in excess of One Hundred Thousand Dollars ($100,000) and which, in each case, cannot be cancelled by DERMAdoctor without penalty or without more than 90 days’ notice;

(ii)    any agreements with Material Customers and Material Suppliers that provide for consideration to be paid by the parties thereto in an amount annually (or such shorter term of such agreement) in excess of One Hundred Thousand Dollars ($100,000);

(iii)    all agreements that relate to the sale of any of DERMAdoctor’s assets, other than in the Ordinary Course of Business, for consideration in excess of One Hundred Thousand Dollars ($100,000);

(iv)    all agreements that relate to the acquisition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise), in each case involving amounts in excess of One Hundred Thousand Dollars ($100,000);

(v)    except for agreements relating to trade payables, all agreements relating to indebtedness for borrowed money (including guarantees) of DERMAdoctor, in each case having an outstanding principal amount in excess of Fifty Thousand Dollars ($50,000);

(vi)    any employment agreements or Contracts with independent contractors or consultants to which DERMAdoctor is a party and which are not cancellable without material penalty or without more than 90 days’ notice; and

(vii)    all agreements entered into between DERMAdoctor and Seller since the Seller Ownership Date.

(b)          Each Material Contract is in effect and is a valid and binding agreement enforceable against DERMAdoctor in accordance with its terms. DERMAdoctor is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

4.12        Business Intellectual Property.

(a)          Schedule 4.12(a) of the Disclosure Schedules lists the Intellectual Property registrations owned by DERMAdoctor. Except as would not have a Material Adverse Effect, DERMAdoctor owns or has the right to use all Intellectual Property necessary for the conduct of the Business as currently conducted (the “Business Intellectual Property”). DERMAdoctor owns, free and clear of any Liens, other than Permitted Encumbrances, or has valid and enforceable license rights to use all Business Intellectual Property that are used in the Business as currently conducted.

(b)         Except as would not have a Material Adverse Effect, to DERMAdoctor’s Knowledge: (i) the conduct of DERMAdoctor’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person and (ii) no Person is infringing, misappropriating or otherwise violating any DERMAdoctor Intellectual Property. This Section 4.12(b) constitutes the sole representation and warranty of DERMAdoctor under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property of any other Person.

(c)         To DERMAdoctor’s Knowledge, Schedule 4.12(c) of the Disclosure Schedules is an accurate list of all licenses, sublicenses, reseller, and distribution Contracts in accordance with which any other Person is authorized by DERMAdoctor to have access to, resell, distribute, or use Business Intellectual Property or to exercise any other right with regard thereto (the “License and Distribution Agreements”), in each case, other than customer Contracts entered into in the Ordinary Course of Business, including without limitation for the provision of private or white label products by DERMAdoctor.

4.13        Customers and Suppliers.

(a)         Schedule 4.13(a) of the Disclosure Schedules sets forth a complete and correct list of: (i) for the fiscal years ended December 31, 2023 and 2022, the wholesale resellers, distributors, retailers and any other retail customers (excluding only those end customers of wholesale resellers, distributors and retailers) of the Business who have paid or have an account receivable to DERMAdoctor for goods or services rendered in an amount greater than or equal to One Hundred Thousand Dollars ($100,000) (“Material Customers”) and (ii) the amount of consideration earned from each such Material Customer during such periods. Since December 31, 2023, DERMAdoctor has not received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with DERMAdoctor.

(b)        Schedule 4.13(b) of the Disclosure Schedules sets forth a complete and correct list of (i) for the fiscal years ended December 31, 2023 and 2022, each supplier, service providers or group of suppliers and service providers to whom either DERMAdoctor has paid consideration for goods or services rendered in an amount greater than or equal to One Hundred Thousand Dollars ($100,000) (“Material Suppliers”) and (ii) the amount of purchases from each such Material Supplier during such periods. Since December 31, 2023, DERMAdoctor has not received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to DERMAdoctor or to otherwise terminate or materially reduce its relationship with DERMAdoctor.

4.14      Environmental Matters. DERMAdoctor is, and since the Seller Ownership Date has been, in compliance in all material respects with applicable Environmental Laws, has obtained, and is, and since the Seller Ownership Date has been, in material compliance with, all approvals required under applicable Environmental Laws in connection with the operation of the Business. There are no Proceedings by any Governmental Authority or other Person pending or, to DERMAdoctor’s Knowledge, threatened in writing, and no written notices or Orders have been received since the Seller Ownership Date, in connection with the operation of the Business under any Environmental Law, and, since the Seller Ownership Date, DERMAdoctor has not assumed the Liability of any other Person relating to any Liabilities pursuant to any Environmental Laws. The representations and warranties set forth in this Section 4.14 are DERMAdoctor’s exclusive representations and warranties regarding matters arising under Environmental Law.

4.15       Approvals and Registrations. DERMAdoctor holds, or as set forth on Schedule 4.15 of the Disclosure Schedules, has applied or registered for, all material supranational, international, national, federal, state, local or foreign licenses, permits, registrations, certificates, Orders, approvals and other authorizations from Governmental Authorities, and has timely made all material notifications to any applicable supranational, international, national, federal, state, local or foreign registers, Governmental Authorities or other competent bodies required by applicable Laws or Governmental Authorities, necessary for the conduct of its Business, including to manufacture, sell and distribute its products into the current markets, as conducted in the Ordinary Course of Business as of the Effective Date, including all such permits, licenses, registrations, certificates, authorizations, Orders, notifications and approvals required by applicable Laws or any Governmental Authority engaged in the regulation of cosmetics, drugs, biologics, medical devices or other products (collectively, “Approvals or Registrations”). Schedule 4.15 of the Disclosure Schedules sets forth a list of all Approvals or Registrations held, applied or registered for, or made by or on behalf of, DERMAdoctor. Since January 1, 2022, DERMAdoctor has not initiated, and has not received any written notice of Proceedings, relating to the suspension, modification, revocation, or cancellation of any such Approvals or Registrations.

4.16       Litigation Claims. Except as set forth on Schedule 4.16 of the Disclosure Schedules, there are no Proceedings pending or, to DERMAdoctor’s Knowledge, threatened against DERMAdoctor affecting any of its assets or properties (or against Seller relating to DERMAdoctor), which if determined adversely to DERMAdoctor (or to Seller) would result in a Material Adverse Effect, and since January 1, 2022, no such Proceeding has been filed or issued against DERMAdoctor or Seller. Except as set forth on Schedule 4.16 of the Disclosure Schedules, there are no outstanding Orders against or with respect to DERMAdoctor or its properties or assets that would have a Material Adverse Effect.

4.17        Employee & Labor Matters.

(a)        DERMAdoctor has complied, and is in compliance, with all applicable Laws relating to employment, immigration and labor matters, including any provision thereof relating to wages, hours of work, vacation pay, pay equity, workers’ compensation, occupational health and safety and conditions of employment, except to the extent non-compliance would not result in a Material Adverse Effect. There are no Proceedings against DERMAdoctor pending, or to DERMAdoctor’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or termination of employment of any current or former employee of DERMAdoctor, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws, except as would not have a Material Adverse Effect.

(b)          DERMAdoctor is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. Within the last three years, there has not been, nor, to DERMAdoctor’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting DERMAdoctor.

(c)          A correct and complete list of each employee (by identifying numbers only without listing their names) of DERMAdoctor, whether actively at work or not, their salaries or wage rates, titles, status as full-time or part-time employees, location, date of hire, active or inactive status and reason for inactive status, has been prepared and delivered to Buyer.

(d)          The representations and warranties set forth in this Section 4.17 are the Seller's sole and exclusive representations and warranties regarding employment matters.

4.18        Employee Plans.

(a)          Schedule 4.18(a) of the Disclosure Schedules lists all Employee Plans. DERMAdoctor has furnished to Buyer true, correct and complete copies of all the material written Employee Plans as of the date hereof.

(b)          All of the Employee Plans are and have been established and administered, in all material respects, in accordance with their terms and all applicable Laws. To DERMAdoctor’s Knowledge, no fact or circumstance exists that could adversely affect the preferential Tax treatment ordinarily accorded to any such Employee Plan. DERMAdoctor and each of its Affiliates is and, at all relevant times, has been in compliance with (i) COBRA, and (ii) to the extent applicable, the Health Care Reform Laws. To the extent the Health Care Reform Laws are applicable, DERMAdoctor and each of its Affiliates has made an offer of minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code (including the affordability and minimum value requirements thereof) to the extent required to avoid the adverse Tax consequences thereunder, and neither DERMAdoctor nor any of its Affiliates has incurred (and nothing has occurred, and no condition or circumstance exists, that could subject Buyer or any of its Affiliates to) any assessable payment, Tax or penalty under Section 4980D or 4980H of the Code or under any other provision of the Health Care Reform Laws or result in any Liability of, or Tax on, DERMAdoctor, Buyer or its Affiliates.

(c)          No Employee Plan is subject to any pending investigation, examination or other Proceeding initiated by any Governmental Authority or by any other Person (other than routine claims for benefits) to which DERMAdoctor has been notified of in writing.

(d)          All contributions or premiums required to be paid by DERMAdoctor under the terms of each Employee Plan or by Law have been made in a timely fashion in accordance with Law and the terms of the Employee Plans.

(e)          None of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees, except to the extent COBRA applies.

(f)          Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will result in the payment of any amount that would be deemed an “excess parachute payment” under Section 280G of the Code, in each case, determined without taking into account any compensation or benefit plans, programs or agreements or award thereunder established, adopted or made or provided, as applicable, by Buyer or any of its Affiliates on or following the Closing.

(g)         Neither DERMAdoctor nor any ERISA Affiliate has ever sponsored, maintained, participated in, had an obligation to contribute or contributed to, or had or could have any Liability with respect to, an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (ii) a “multiple employer plan” subject to Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA; (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (iv) subject to Section 302 or Title IV of ERISA or Code Section 412.

4.19        Tax Matters. Except as set forth on Schedule 4.19 of the Disclosure Schedules:

(a)          DERMAdoctor has filed timely (taking into account any valid extensions) all material Tax Returns required to be filed by or with respect to it. Such Tax Returns are true, complete and correct in all material respects. DERMAdoctor is not currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. All material Taxes due and owing by DERMAdoctor have been paid timely or accrued.

(b)         DERMAdoctor has deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and DERMAdoctor has complied in all material respects with all associated reporting and recordkeeping requirements.

(c)         No Tax Claim has resulted in an outstanding Lien against the assets of DERMAdoctor. DERMAdoctor has not received any written notice of any audit of, or Tax controversy associated with, any Tax or Tax Return of DERMAdoctor that is currently being conducted, or is proposed in writing to be conducted, by any Governmental Authority. No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of DERMAdoctor. No Claim has been made by a Governmental Authority in a jurisdiction where DERMAdoctor does not file Tax Returns or does not file Tax Returns for a type of Tax that DERMAdoctor is subject to Tax or such type of Tax in that jurisdiction.

(d)         DERMAdoctor is not a party to any Tax-sharing agreement. There is no Tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending with respect to DERMAdoctor. DERMAdoctor: (i) has not been a member of an affiliated group filing a consolidated federal, state or local income Tax Return and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, by contract, or pursuant to Law.

4.20       Inventory. Schedule 4.20 of the Disclosure Schedules sets forth a complete and accurate list of DERMAdoctor’s inventory as of the date specified therein. All inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective and slow-moving items, as well as items of below-standard quality. All such inventory is owned by DERMAdoctor free and clear of all Liens (other than Permitted Encumbrances), and no inventory is held on a consignment basis.

4.21      Products. Schedule 4.21 of the Disclosure Schedules sets forth a complete and accurate list of all material internally and externally developed Business Products or that are developed for third parties and future products and services offerings that are in research and development that DERMAdoctor has committed a material amount of assets and resources during the year ended December 31, 2023.

4.22       Insurance. Schedule 4.22 of the Disclosure Schedules lists, as of the date of this Agreement, each material insurance policy maintained by DERMAdoctor or with respect to which DERMAdoctor is a named insured. Such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by DERMAdoctor with respect to any such insurance policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination. All premiums on such insurance policies due and payable as of the date of this Agreement have been paid. DERMAdoctor is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, nor is reasonably expected to have, a Material Adverse Effect. A list of all claims against such insurance and against DERMAdoctor’s self-insured plans since January 1, 2023 (or otherwise outstanding) and the outcomes or status of such claims is set forth on Schedule 4.22 of the Disclosure Schedules.

4.23       Relationships with Affiliates. Except as disclosed on Schedule 4.25 of the Disclosure Schedules, neither DERMAdoctor nor any of its officers, managers or employees (a) has any material interest in any property (real, personal, or mixed and whether tangible or intangible), used in the operation of the Business; (b) owns an equity interest or any other financial or a profit interest in, a Person that at the same time is a party to any transaction or material Contract (other than in such Person’s capacity as an officer, manager or employee of DERMAdoctor); or (c) has a material financial interest in any transaction with DERMAdoctor.

4.24       Bank Accounts. Schedule 4.24 of the Disclosure Schedules sets forth (a) the name of each Person with whom DERMAdoctor maintains a deposit account or safety deposit box, (b) the address where each such deposit account or safety deposit box is maintained, and (c) the names of all Persons authorized to draw thereon or that have access thereto.

4.25      No Broker. Except as set forth on Schedule 4.25 of the Disclosure Schedules, DERMAdoctor has not nor has any of its respective members, managers, officers, employees or agents employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

4.26       Disclaimer. NEITHER DERMADOCTOR NOR SELLER (AND NO PERSON ON BEHALF OF DERMADOCTOR OR SELLER) MAKES, AND NO PERSON SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO ANY FACT OR MATTER OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DOCUMENTS, OR MATERIAL REGARDING DERMADOCTOR THAT WAS FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES, INCLUDING THROUGH AN ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS OR AS TO FUTURE REVENUE, PROFITABILITY OR SUCCESS OF DERMADOCTOR. ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

Article 5

Representations and Warranties of Seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the following statements in this Article 5 as they relate to Seller are true and correct as of the Effective Date and as of the Closing:

5.1          Organization and Power. Seller (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware; and (b) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions.

5.2        Authorization and Enforceability. This Agreement has been, and each of the other Transaction Documents will be, duly authorized by the requisite corporate action on the part of Seller (assuming due authorization, execution and delivery by each other party thereto) and constitute a valid and legally binding agreement of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought in a proceeding at Law or in equity).

5.3         No Violation. None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by Seller and the consummation of the Contemplated Transactions by it will: (a) conflict with or violate any provision of the organizational or governing documents of Seller; (b) result in the creation of, or require the creation of, any Lien upon any Membership Units; or (c) violate any Law or Order applicable to Seller by which any of its properties or assets are bound or affected.

5.4         Consents. Except as set forth on Schedule 5.4 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement by Seller, nor the consummation of the Contemplated Transactions or compliance with the terms of the other Transaction Documents, will require (a) the notice, consent or approval under any Contract that Seller is a party or (b) Seller to provide notice or obtain the authorization, approval, registration or consent of, or make any declaration, filing or registration with, any Governmental Authority.

5.5         Proceedings and Orders. There are no Proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller, and Seller is not subject to any outstanding, pending or, to Seller’s Knowledge threatened Orders in writing that (a) challenge or seek to enjoin, alter or materially delay the Contemplated Transactions or (b) would affect the ability of Seller to consummate the sale of the Membership Units or the other Contemplated Transactions or any of Seller’s obligations under this Agreement and the other Transaction Documents.

5.6          Title to Membership Units. Except as set forth on Schedule 5.6 of the Disclosure Schedules, Seller has sole ownership and good and valid title to all of the Membership Units free and clear of all Liens.

5.7         No Broker. Except as set forth on Schedule 5.7 of the Disclosure Schedules, neither Seller nor any of its directors, officers, employees or agents acting on their behalf have employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

5.8       Disclaimer. SELLER (AND NO PERSON ON BEHALF OF SELLER) MAKES NO, AND NO PERSON SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO ANY FACT OR MATTER OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DOCUMENTS OR MATERIAL REGARDING DERMADOCTOR OR SELLER THAT WAS FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES, INCLUDING THROUGH AN ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS OR AS TO FUTURE REVENUE, PROFITABILITY OR SUCCESS OF DERMADOCTOR. ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

Article 6
Representations and Warranties of Buyer

Buyer represents and warrants to Seller and DERMAdoctor the following statements in this Article 6 are true and correct as of the Effective Date and as of the Closing:

6.1         Organization and Power. Buyer (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida; (b) has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions; and (c) has all requisite limited liability company power and authority to own or lease and to operate its properties and carry out its business. Buyer is duly qualified or licensed to do business as a foreign business entity in good standing in every jurisdiction where its ownership or lease of property, or the conduct of its business, requires such qualification and is in good standing in each jurisdiction.

6.2        Corporate Authorization. This Agreement has been, and each of the other Transaction Documents will be, duly authorized by the requisite limited liability company action on the part of Buyer (assuming due authorization, execution and delivery by each other party thereto) and constitute a valid and legally binding agreement of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought in a proceeding at Law or in equity).

6.3        No Violation. Neither the execution, delivery or performance of this Agreement nor any of the other Transaction Documents by Buyer and the consummation of the Contemplated Transactions by Buyer will: (a) conflict with or violate any provision of the organizational or governing documents of Buyer; (b) result in the creation of, or require the creation of, any Lien upon any property or assets of Buyer or any of its Affiliates; or (c) violate any Law or Order applicable to Buyer or its Affiliates or by which any of their respective properties or assets are bound or affected.

6.4         Litigation. There are no (a) Proceedings or, to the knowledge of Buyer, investigations by a Governmental Authority pending or, to the knowledge of Buyer, threatened against Buyer in writing or any of its Affiliates or their respective properties, business or rights and no such Proceeding has been filed or issued against Buyer; or (b) outstanding Orders against or with respect to Buyer or any of its Affiliates or their respective properties, business or rights.

6.5        Investment Purpose. Buyer is acquiring the Membership Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Units are not registered under the Securities Act of 1933, as amended (“Securities Act”), or any state securities laws, and that the Membership Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Membership Units for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Buyer has had the opportunity to visit with DERMAdoctor and Seller and meet with the officers of both companies and other representatives to discuss the business, assets, liabilities, financial condition and operations of DERMAdoctor, has received all materials, documents and other information that Buyer deems necessary or advisable to evaluate DERMAdoctor and the Membership Units and has made its own independent examination, investigation, analysis and evaluation of DERMAdoctor and the Membership Units, including its own estimate of the value of the Membership Units. Buyer has undertaken such due diligence (including a review of the properties, Liabilities, books, records and contracts of DERMAdoctor) as Buyer deems adequate.

6.6         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of DERMAdoctor, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of DERMAdoctor and Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to the Contemplated Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of DERMAdoctor in Article 4 and Seller set forth in Article 5 of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, DERMAdoctor or any other Person has made any representation or warranty as to Seller, DERMAdoctor or this Agreement, or to the accuracy or completeness of any information regarding Seller or DERMAdoctor furnished or made available to Buyer and its representatives, except as expressly set forth in Article 4 and Article 5 of this Agreement (including the related portions of the Disclosure Schedules).

6.7          No Broker. Buyer has not (nor any of its directors, officers, employees and agents acting on its behalf) employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

6.8          Financing. Buyer has sufficient cash on hand and will not need to obtain any additional financing to enable Buyer to make payment of the Purchase Price and consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement.

Article 7
Covenants

7.1          Access to Information; Confidential Information.

(a)        During the Interim Period, Seller shall, and shall cause DERMAdoctor to, provide Buyer with reasonable access to books, records, properties (including supply storage facilities), inventory and other information regarding DERMAdoctor, the Business and its operations as reasonably requested by Buyer; provided, however, that any such access shall be conducted by Buyer (i) during normal business hours of DERMAdoctor upon reasonable advance notice by Buyer to Seller, (ii) in such a manner as not to interfere with the normal operations of DERMAdoctor and (iii) in compliance with all applicable Laws. All requests by Buyer for access pursuant to this Section 7.1 shall be submitted or directed exclusively to Justin M. Hall or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor DERMAdoctor shall be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (1) cause significant competitive harm to Seller, DERMAdoctor and their respective businesses if the Contemplated Transactions are not consummated or (2) jeopardize any attorney-client or other privilege. During the Interim Period, without the prior written consent of Seller, Buyer shall not contact any manufacturers, customers, suppliers, service providers, distributors, resellers, licensors, licensees and others having a business relationship with DERMAdoctor.

(b)          All information provided by this Section 7.1 and otherwise pursuant to this Agreement shall be treated as confidential subject to the terms of the Confidentiality Agreement, the provisions of which are hereby incorporated into this Agreement. The parties acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.1 shall nonetheless continue in full force and effect.

7.2          Conduct of Business Pending the Closing. During the Interim Period, except as otherwise provided herein or as required by Law or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause DERMAdoctor to (a) use commercially reasonable efforts to conduct its business in the Ordinary Course of Business in all material respects; (b) use commercially reasonable efforts to preserve intact the current organization and business of DERMAdoctor and to preserve the rights, goodwill and relationships of its lessors, licensors and licensees, employees, customers, lenders, manufacturers, suppliers, service providers, distributors, resellers, regulators and others having business relationships with DERMAdoctor; and (c) use commercially reasonable efforts to maintain all material structures, equipment and other tangible personal property of DERMAdoctor in the present repair, order and condition, except for depletion and ordinary wear and tear.

7.3          Certain Tax Matters.

(a)           Tax Returns.

(i)    Seller shall prepare or cause to be prepared all Tax Returns required to be filed by DERMAdoctor after the Closing Date with respect to a Pre-Closing Tax Period that are not Straddle Period Tax Returns.

(ii)    Buyer shall prepare or cause to be prepared all Straddle Period Tax Returns for DERMAdoctor on a consistent basis with past practice so long as such past practice is in accordance with applicable Law. Buyer shall provide Seller with any such Tax Returns at least thirty (30) days prior to the relevant filing due date (taking into consideration applicable extensions). Seller shall have the right to review and provide comments to any such Tax Returns during the twenty-five (25) day period following the receipt of such Tax Returns and Buyer shall not file any such Tax Returns without the consent of Seller, and such consent will not be unreasonably conditioned, delayed, or denied.

(b)         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be: (i) in the case of Taxes (1) based upon, or related to, income, receipts, profits, wages, capital or net worth, (2) imposed in connection with the sale, transfer or assignment of property (other than Transfer Taxes), or (3) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(c)         Cooperation. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 7.3 or in connection with any audit or other proceeding in respect of Taxes of DERMAdoctor. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of DERMAdoctor for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods and agree to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, Buyer or Seller, as the case may be, shall allow the other to take possession of such books and records originally intended to be transferred, destroyed or discarded.

(d)        Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions, including any transfer or similar Tax imposed by any Taxing Authority (“Transfer Taxes”) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and Seller shall cooperate with respect thereto as necessary). The Parties shall cooperate to minimize or avoid any such Transfer Taxes that might be imposed to the extent permitted by Law.

(e)           Tax Proceedings.

(i)    Buyer shall notify Seller or Seller shall notify Buyer in writing within fifteen (15) days of receipt by such party of notice of any claim for Taxes, including notice of any Tax audits, examinations or assessments that could give rise to claim for indemnity (any such claim, a “Tax Claim”); provided, that the failure of a party to give notice to any other party shall not affect the indemnification provided hereunder except to the extent the party that was supposed to receive notice is actually prejudiced thereby.

(ii)    Seller shall have the right to control any audit, examination or Proceeding that relates to any Tax Claim if the resolution of such Tax Claim would reasonably be expected to result in any liability for Tax on Seller under this Agreement or otherwise. Seller shall not settle or otherwise compromise Tax Claim in which Buyer is a participant without Buyer’s written consent (not to be unreasonably withheld, conditioned or delayed).

(iii)    With respect to any other Tax Claim, Buyer shall control the defense and settlement of the Tax Claim, but (1) Buyer shall keep Seller reasonably informed as to the status of such Tax Claim and (2) if the resolution of such Tax Claim would reasonably be expected to result in any Tax for which Seller is liable hereunder, then (A) Seller shall be entitled to participate in any Proceeding relating to such Tax Claim at Seller’s own expense; and (B) Buyer shall not settle or otherwise compromise such Tax Claim without Seller’s written consent (not to be unreasonably withheld, conditioned or delayed).

(f)          Purchase Price Allocation. The parties agree that the Purchase Price (along with all other items of consideration for Tax purposes, and including any adjustment to the Purchase Price hereunder) shall be allocated for Federal and state income Tax purposes as mutually agreed to by the parties, which shall be in accordance with Code Section 1060, and the Treasury Regulations thereunder (and any similar provisions of applicable Tax Law). Buyer, Seller and, if applicable, DERMAdoctor shall file all Tax Returns, including IRS Form 8594, consistent with the Tax Allocation Statement as finally determined pursuant to this Section 7.3 (“Tax Allocation Statement”). Buyer and Seller shall not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by a final determination defined in Section 1313(a) of the Code.

(g)          Tax Refunds. Refunds of Tax (net of any Tax costs incurred or accrued on account of the receipt of such refund and any reasonable out-of-pocket costs incurred in connection with such receipt) relating to periods ending on or prior to the Closing Date shall be the sole property of Seller.

7.4          Non-Competition and Non-Solicitation of Employees.

(a)          Non-Competition. From the Closing Date through December 31, 2024 (the “Non-Competition Period”), Seller shall not, directly or indirectly, engage in any Competitive Business Activities in the Territory without the prior written consent of Buyer. The foregoing shall not prevent Seller from owning for investment purposes up to 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity or Seller or any Affiliate entering into and consummating any Business Combination Transaction during the Non-Competition Period.

(b)         Non-Solicitation. From the Closing Date through December 31, 2024, Seller shall not solicit, or assist any third party to solicit, any officer, director, executive or employee of DERMAdoctor to leave his or her employment; provided, however, that this provision shall not prohibit Seller or its Affiliates from soliciting any such Person through a general advertisement not targeted at officers, directors, executives or employees of DERMAdoctor and hiring any Person who responds to any such general advertisement.

7.5          Efforts to Consummate; Consents; Intercompany Agreements.

(a)         During the Interim Period, the parties hereto shall cooperate and use commercially reasonable efforts to take, or cause to be taken all appropriate action, and make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and consummate and make effective the Contemplated Transactions including satisfaction but not waiver of the conditions to Closing set forth in Article 8. Seller and Buyer shall use commercially reasonable efforts in connection with the Closing to give notices to, and to obtain consents from, all third parties listed on Schedule 7.5(a) of the Disclosure Schedules; provided, however, that Seller and DERMAdoctor shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(b)         On the Closing Date, the intercompany receivables, payables or other Liabilities between Seller and DERMAdoctor incurred or otherwise accrued prior to, or as of, the Closing shall be forgiven, cancelled and/or extinguished by each of Seller and DERMAdoctor, and thereafter there shall not be any recourse or Liability remaining between Seller and DERMAdoctor after the Closing.

7.6       Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each an “Updated Disclosure Schedule”). Any disclosure in any such Updated Disclosure Schedule shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article 8 have been satisfied; provided, however, that if as a result of matters disclosed in a Updated Disclosure Schedule, Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Updated Disclosure Schedule, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Article 10 with respect to such matter.

7.7          Resignations. Seller shall deliver to Buyer written resignations or evidence of removal, effective as of the Closing Date, of the officers and manager of DERMAdoctor set forth on Schedule 7.7 of the Disclosure Schedules.

7.8          Seller Post-Close Benefits & Transition Matters.

(a)         Buyer and Seller shall enter into the Transaction Services Agreement at the Closing that will provide for Buyer and DERMAdoctor, on the one hand, and Seller, on the other hand, to provide certain post-Closing services to one another, as provided therein. After the Closing and until the later of December 31, 2024 or the termination of the Transition Services Agreement, Buyer shall, or shall cause DERMAdoctor to, continue occupying and operating the Business at the Leased Property and maintain sufficient employees at the Leased Property in order to perform the transition services to Seller as contemplated by the Transition Services Agreement.

(b)          As of the Closing, Buyer shall, or shall cause DERMAdoctor to: (i) continue providing each DERMAdoctor employee with retirement and welfare benefits that are no less favorable in the aggregate than those provided by DERMAdoctor immediately prior to the Closing and (ii) appoint a new trustee and plan administrator of the DERMAdoctor, LLC 401(k) Profit Sharing Plan and Trust.

7.9          Director and Officer Indemnification and Insurance. Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by DERMAdoctor now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or manager of DERMAdoctor, as provided in the organizational documents of DERMAdoctor, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 7.9 of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. The obligations of Buyer and DERMAdoctor under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect the manager or any officer to whom this Section 7.9 applies without the consent of such affected manager or officer (it being expressly agreed that the manager and officers to whom this Section 7.9 applies shall be third-party beneficiaries of this Section 7.9, each of whom may enforce the provisions of this Section 7.9). In the event Buyer, DERMAdoctor or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or DERMAdoctor, as the case may be, shall assume all of the obligations set forth in this Section 7.9.

7.10       Seller Post-Close Access to Books and Records. In order to facilitate the resolution of any claims, Proceedings or Orders made against or incurred by Seller of its Affiliates or successors, for accounting and Tax purposes, Seller’s public reporting obligations under Law, including its stock exchange, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall, unless otherwise prohibited by applicable Law: (a) retain the books and records (including personnel files) of DERMAdoctor relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of DERMAdoctor; and (b) upon reasonable notice, afford the representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records.

7.11       License of Acquired Publicity Rights. As of the Closing, DERMAdoctor shall have an exclusive, perpetual, irrevocable, royalty-free, fully paid-up, worldwide license to the Acquired Publicity Rights in connection with the Business and any and all Business Products (including any future products and service offerings that are in research and development); provided, however, that the license may be revoked and terminated, upon written notice sent by either (a) Seller or (b) an Original Rights Holder, as applicable, if an Animal Testing Termination Event occurs.

Article 8

Closing Conditions

8.1          Buyer’s Conditions to Closing. The obligation of Buyer to consummate the Contemplated Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer (if permitted by Law):

(a)          Representations and Warranties. The representations and warranties of DERMAdoctor set forth in Article 4 and the representations and warranties of Seller and in Article 5 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)          Compliance with Agreements. The covenants and agreements required by this Agreement to be performed by Seller and/or DERMAdoctor at or prior to the Closing shall have been performed in all material respects at or prior to the Closing.

(c)          Documents. Seller shall have delivered to Buyer, or shall stand ready to deliver:

(i)    all of the certificates, instruments, Contracts and other documents specified to be delivered by them pursuant to Section 3.4(a);

(ii)    a certificate duly executed by DERMAdoctor and Seller, dated as of the Closing Date, stating that the conditions specified in Section 8.1(a) and Section 8.1(b) have been satisfied;

(iii)    copies of all third-party consents and approvals listed on Schedule 7.5(a) of the Disclosure Schedules, together with notices, consents, approvals, licenses and authorizations of Governmental Authorities that are necessary for the consummation of the Contemplated Transactions;

(iv)    executed letters of resignation, effective as of the Closing, from each current manager and officer of DERMAdoctor to resign their respective position(s) as provided in Section 7.7; and

(v)    the corporate books and records of DERMAdoctor in Seller’s possession and DERMAdoctor’s possession.

(d)        Seller Convertible Notes. Seller shall have: (i) obtained the required consent of the holders of the Convertible Notes pursuant to the terms of the Convertible Notes, the Subsidiary Guarantee and the Security Agreement; (ii) terminated the Subsidiary Guarantee effective as of the Closing; and (iii) amended the Security Agreement to (A) remove the Membership Units and any assets of DERMAdoctor as collateral for the Convertible Notes and the release of the related Liens.

(e)           No MAE. No Material Adverse Effect shall have occurred.

8.2          Seller’s Conditions to Closing. The obligations of Seller to consummate the Contemplated Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Seller, on behalf of Seller (if permitted by Law):

(a)         Representations and Warranties. The representations and warranties of Buyer set forth in Article 6 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions.

(b)          Compliance with Agreements. The covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing shall have been performed in all material respects at or prior to the Closing.

(c)          Documents. Buyer shall have delivered, or shall stand ready to deliver:

(i)    all of the certificates, instruments, Contracts and other documents specified to be delivered by it pursuant to Section 3.4(b); and

(ii)    a certificate duly executed by Buyer, dated as of the Closing Date, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)          Consent of Noteholders. Seller has obtained the required consent of the holders of the Convertible Notes.

8.3        Absence of Orders; No Proceedings. No temporary, preliminary or permanent Order prohibiting, enjoining, restraining, restricting or making illegal the consummation of the Contemplated Transactions shall be in effect. There shall not be pending any Proceeding challenging or seeking to make illegal or otherwise directly or indirectly restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions or that has the effect of making the Contemplated Transactions illegal, and no Proceeding seeking the foregoing shall be pending.

8.4          Frustration of Closing Conditions. None of Seller, DERMAdoctor or Buyer may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such party’s own failure to act in good faith or such party’s own failure to use its reasonable best effort to cause the Closing to occur as provided herein.

Article 9

Termination

9.1          Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           at any time prior to the Closing by mutual written agreement of Buyer and Seller;

(b)        by either Buyer or Seller, upon providing written notice to the other party, if the Closing shall not have occurred by May 31, 2024 (the “Outside Date”) provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Contemplated Transactions on or before the Outside Date; provided further, that Buyer and Seller may mutually agree to extend the Outside Date;

(c)          by Buyer upon providing written notice to Seller if (i) there exists a breach of any representation or warranty of Seller or DERMAdoctor contained in this Agreement or any certificate delivered hereunder such that the Closing condition set forth in Section 8.1(a) would not be satisfied or (ii) Seller shall have breached or failed to perform or comply with any of the covenants or agreements contained in this Agreement to be complied with by Seller such that the Closing conditions set forth in Section 8.1(b) or Section 8.1(c) would not be satisfied; provided, that (1) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by Seller, as the case may be, within thirty (30) days after Seller receives written notice of such breach from Buyer and (2) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if, at the time of such termination, Buyer is in breach of any representations, warranties, covenants or other agreements contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b), as applicable, would not have been satisfied;

(d)          by Seller upon providing written notice to Buyer) if (i) there exists a breach of any representation or warranty of Buyer contained in this Agreement or any certificate delivered hereunder such that the Closing condition set forth in Section 8.2(a) would not be satisfied or (ii) Buyer shall have breached or failed to perform or comply with any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that the Closing condition set forth in Section 8.2(b) or Section 8.2(c) would not be satisfied; provided, that (1) Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by Buyer within thirty (30) days after Buyer receives written notice of such breach from Seller; and (2) Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if, at the time of such termination, Seller is in breach of any representations, warranties, covenants or other agreements contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.1(a) or Section 8.1(b), as applicable, would not have been satisfied;

(e)           by Buyer or Seller in the event that by either Buyer or Seller, upon providing written notice to the other party, in the event that:

(i)    there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited; or

(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Contemplated Transactions as provided in Section 8.3, and such Order shall have become final and non-appealable.

(f)           by Seller, if Seller is unable to obtain the requisite prior consent of the holders of the Convertible Notes and/or perform its other obligations as required by Section 8.2(d).

9.2        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement and each other Transaction Document will be terminated and become void and have no effect and there shall be no Liability hereunder on the part of Seller, DERMAdoctor or Buyer, except that Section 7.1(b) (Confidential Information), Article 9 (Termination) and Article 11 (Miscellaneous) shall survive any termination of this Agreement. Nothing in this Section 9.2 shall relieve any party of Liability for any knowing and intentional breach of this Agreement.

Article 10
Survival; Indemnification

10.1       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained in this Agreement shall not survive the Closing except for the Fundamental Representations, which shall survive until the six (6) month anniversary of the Closing Date (the “Survival Date”). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date, other than those which by their terms contemplate performance or an event to occur (e.g. a Tax refund) after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period or event occurs as expressly contemplated by its terms. After the expiration of such periods, such Fundamental Representations, covenants and agreements shall expire and be of no further force and effect, except in the limited circumstance where a claim(s) shall have been asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice thereof provided by Buyer or Seller, as the case may be, with respect thereto on or before the expiration of such period, then any such claim(s) so submitted shall survive until finally resolved.

10.2        Indemnification.

(a)          Buyer Indemnification. Subject to the limitations, conditions and other provisions of this Article 10, Buyer shall indemnify and hold harmless Seller and its Affiliates, respective agents, representatives, successors and assigns (the “Seller Indemnitees”) from and against any Losses and Proceedings that may be sustained, suffered or incurred by the Seller Indemnitees, and that arise out of, result from or relate to (i) any inaccuracy or breach by Buyer of its Fundamental Representations and Warranties; (ii) any breach or non-fulfillment by Buyer of its covenants, agreements or obligations pursuant to this Agreement that by their terms are to be performed or complied with after the Closing Date; and (iii) any Liabilities of DERMAdoctor arising from actions or events taken following the Closing.

(b)         Seller Indemnification. Subject to the limitations, conditions and other provisions of this Article 10, Seller shall indemnify and hold harmless Buyer and DERMAdoctor and their respective Affiliates, and their officers, directors, members, managers, employees, agents, representatives, successors and assigns (“Buyer Indemnitees”) from and against any Losses and Proceedings that may be sustained, suffered or incurred by Buyer Indemnitees and that arise out of, result from or relate to (i) any inaccuracy or breach by Seller or DERMAdoctor of the Fundamental Representations and Warranties in this Agreement (as modified by the Disclosure Schedules); (ii) any breach or non-fulfillment by Seller of its covenants, agreements or obligations pursuant to this Agreement that by their terms are to be performed or complied with after the Closing Date; (iii) Pre-Closing Taxes; (iv) any Transaction Expenses or Closing Indebtedness that remained unpaid after the Closing; and (v) any Liability that involves the post-closing covenants, agreements and/or obligations of the parties to the Original Purchase Agreement.

(c)          Limitations on Rights of Buyer Indemnitees. Notwithstanding anything else to the contrary, Seller’s aggregate maximum Liability for all indemnification claims by Buyer or any Buyer Indemnitee under this Agreement is limited to and shall not exceed, in the aggregate, 75% of the Purchase Price (the “Maximum Amount”).

10.3        Third-Party Claims. If any Third-Party Claims shall be commenced, or any claim or demand shall be asserted (other than audits or contests with Taxing Authorities relating to Taxes), in respect of which the Indemnifying Party is obligated to provide indemnification under Sections 10.2(a) or 10.2(b), as the case may be, then the Indemnified Party shall notify the Indemnifying Party in writing of such demand within thirty (30) days of receipt, setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim and/or Losses sustained, if estimable. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the entire control of the defense, compromise or settlement of the Third-Party Claim for which indemnification is available hereunder (including the selection of counsel), and the Indemnified Party shall cooperate in good faith in such defense. The Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The Indemnifying Party shall have the right to settle and compromise such claim only with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), provided, however, such consent of the Indemnified Party is not required where: (i) such settlement provides the Indemnified Party with a complete and unconditional release from such Third-Party Claim; and (ii) the sole relief provided in such settlement is monetary damages that are satisfied in full or assumed by the Indemnifying Party; and (iii) such settlement does not include any finding or admission of any violation of Law or admission of wrongdoing on the part of any Indemnified Party. The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance (including access to employees) and books, records and other materials as may be reasonably requested. If the Indemnifying Party elects not to defend or settle such Third-Party Claim or fails to notify the Indemnified Party in writing of the Third-Party Claim as provided in this Section 10.3, then the Indemnified Party may defend such Third-Party Claim and seek indemnification for any Losses based upon, arising from or relating to such Third-Party Claim. If the Indemnified Party has assumed the defense of a Third-Party Claim, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

10.4      Procedure for Direct Claims. Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party (each a “Direct Claim Notice”), setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim, if estimable. The Indemnifying Party shall have a period of thirty (30) Business Days from the date of receipt (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice. During the Direct Claim Notice Period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, then the Indemnifying Party shall be deemed to have rejected responsibility for the claimed indemnification in the Direct Claim Notice, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party as provided in this Article 10.

10.5        Adjustment to Purchase Price for Tax Purposes. All indemnity payments made pursuant to this Article 10 or otherwise shall be treated for all Tax purposes as an adjustment to the Purchase Price as determined for Tax purposes.

10.6        Mitigation; Insurance; Recovery. The Indemnified Party shall use its commercially reasonable efforts to mitigate the Losses incurred by such Indemnified Party arising out of any matter for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar Contract for any Losses prior to seeking indemnification under this Agreement. The amount of any claims or Losses subject to indemnification under Section 10.2(b) shall be calculated net of any actual cash amounts recovered by Buyer or its Affiliates (including DERMAdoctor after the Closing) under applicable insurance policies held by Buyer or its Affiliates. No Indemnified Party shall be entitled to duplicate recovery of any Losses for the same event when the facts and circumstances resulting in such Losses from the same event constitute a breach or inaccuracy of more than one representation and warranty and/or give rise to indemnification under more than one of the provisions hereunder.

10.7        Exclusive Remedies; Certain Losses.

(a)       Subject to and except for Section 11.14, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of Fraud against a party hereto committing Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 10. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to Section 11.14 or the indemnification provisions set forth in this Article 10. Nothing in this Section 10.7 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.14 or to pursue a claim of Fraud against a party hereto committing Fraud.

(b)          Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party hereto shall be liable to the Indemnified Party for any special, incidental, consequential, exemplary, punitive or indirect damages.

Article 11
Miscellaneous

11.1       Further Assurances. After the Closing Date, each of the parties hereto shall, and shall cause their respective Affiliates to, upon the request execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions, provided any actual costs and expenses relating to any such request by one party of another shall be borne by the requesting party.

11.2        Notices. All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to Seller or DERMAdoctor:	NovaBay Pharmaceuticals, Inc. 2000 Powell Street, Suite 1150 Emeryville, CA 94608 Attention: Justin M. Hall, Chief Executive Officer and General Counsel Email: [ • ]

With a copy to:	Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, DC 20037 Attention: Abby E. Brown, Esq. Email: [ • ]
If to Buyer:	New Age Investments LLC 2801 W. Lake Vista Circle Davie, FL 33328 Attention: Yaacov Brenenson, Chief Executive Officer Email: [ • ]

Notices shall be delivered by a recognized overnight delivery or courier service or by email transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received: (a) one (1) Business Day after it is sent by recognized overnight delivery or courier service and addressed to the intended recipient as set forth above; and (b) on the same Business Day if given by email transmission during normal business hours, and if not sent during normal business hours, then on the next Business Day.

From time to time, any party may designate a new address or email address for the purpose of notice hereunder by notice to the other parties in accordance with the provisions of this Section 11.2.

11.3        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement, the Exhibits and Schedules to this Agreement and the Contemplated Transactions (whether in Law or in equity, in Contract, in tort or otherwise) shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each party irrevocably submits to the exclusive jurisdiction of and venue of the Court of Chancery of the State of Delaware for the purposes of any Proceeding arising out of this Agreement or the other Contemplated Transactions, and irrevocably agrees to commence and litigate any such Proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document in accordance with Section 11.2 shall be effective service of process, summons, notice or documents for any such Proceeding. Nothing in this Agreement shall in any way be deemed to limit the ability of either party to serve any such process, summons, notice or document in any other manner permitted by applicable Law. Each party hereby (a) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the consummation of the Contemplated Transactions in such courts, (b) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum, and (c) irrevocably and unconditionally agrees to be bound by any judgment rendered by any such court. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS, INCLUDING COUNTERCLAIMS, OF THE PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THEREOF.

11.4        Entire Agreement. Except the Confidentiality Agreement that shall remain in full force and effect, this Agreement, together with the Disclosure Schedules hereto, which are incorporated by reference herein and the other Transaction Documents, and the Exhibits, Schedules hereto and thereto, constitute the sole and entire agreement of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous representations, warranties, understandings and  other Contracts, whether oral or written. Except the Confidentiality Agreement, there are no representations, Contracts, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement. In the event of any inconsistency between the statements in this Agreement and those in the Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

11.5        Expenses. Except as otherwise provided herein, each of the parties shall bear its own costs and expenses related to the Contemplated Transactions, whether or not the Contemplated Transactions are consummated; provided, however that, at the Closing, the Closing Transaction Expenses Amount shall be paid in accordance with Article 3.

11.6       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

11.7        Amendment; Effect of Waiver and Consent. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto (or in the case of Section 11.16 only, Seller Law Firm) or any successor thereof. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.8        Successors and Assigns. The terms of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.9       Assignability. This Agreement shall not be assigned by any party hereto without the prior written consent of Buyer and Seller; provided, however, that the prior written consent shall not be required with respect to any assignment under this Agreement toa successor of any party hereto upon a reorganization, consolidation, merger or any sale or transfer of all or substantially all of such party’s properties or assets so long as such obligations transfer to such successor.

11.10      No Other Duties. The only duties and obligations of the parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.11     Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.12     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.13      Public Announcements. Unless expressly permitted under this Agreement, the parties shall not make any press releases or any other public announcements regarding the subject matter of this Agreement or the Contemplated Transactions, unless such release or other announcement (a) is required by Law, (b) is necessary to comply with any employment and/or labor obligations, (c) has received the prior written consent of the other non-disclosing party, which consent shall not to be unreasonably withheld, conditioned or delayed; or (d) made to satisfy federal securities reporting and disclosure obligations of such party, including applicable rules of any stock exchange applicable to such party. Buyer acknowledges that Seller is required by Law to disclose publicly this Agreement, the terms set forth in this Agreement and the Contemplated Transactions, by filing this Agreement and, if applicable, other Transaction Documents in public filings with the Commission and may do so without further consent of any other party; provided, that Seller shall use commercially reasonable efforts to allow Buyer reasonable time (which shall not exceed the number of days Seller is required to make any such disclosure) to reasonably comment on such release or announcement in advance of such issuance.

11.14      Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any provision of this Agreement was not performed in accordance with its terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or Orders for specific performance (including the remedy of rescission), in the courts described in Section 11.3 in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled at Law or in equity as a remedy for such nonperformance, breach or threatened breach. Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. The rights and remedies of the parties shall be cumulative (and not alternative). The right of specific enforcement is an integral part of the Contemplated Transactions and without that right, neither party would have entered into this Agreement.

11.15      Rules of Construction.

(a)           A capitalized term has the meaning assigned to it in this Agreement.

(b)          References in the singular or to “his,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be.

(c)           The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof.

(d)          This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement (including any other agreement as part of the Contemplated Transactions) to be drafted.

(e)          As used in this Agreement, (i) the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the word “including,” and words of similar import, shall mean “including, but not limited to” and “including, without limitation”; (iii) the terms “dollars” and “$” shall mean U.S. Dollars, the lawful currency of the United States; (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (v) the word “or” is not exclusive; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (vii) references to a Person are also references to his, her or its permitted successors and assigns.

(f)         References to “Articles,” “Sections,” “Schedules” or “Exhibits” shall mean the Articles or Sections of, or the Schedules or Exhibits to, this Agreement, as the case may be, except as may be otherwise specified. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g)          Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(h)        Except as otherwise specifically provided in this Agreement, any agreement, instrument or document defined or referred to herein means such agreement, instrument or document as from time to time amended, supplemented or modified; and (ii) all attachments thereto and instruments incorporated therein.

(i)           If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party hereto, notwithstanding that it appears only in Exhibit A, effect shall be given to it as if it were a substantive provision of this Agreement. Definitions set forth in the preamble and the recitals shall be given effect as substantive provisions of this Agreement.

(j)          Where any term is defined within the context of any particular Section or clause in this Agreement (including the recitals), the term so defined, unless it is clear from the Section or clause in question that the term so defined has limited application only to the relevant Section or clause, shall bear the meaning ascribed to it for all purposes in this Agreement, notwithstanding that that term has not been defined in Exhibit A.

(k)           Where any payment falls due or any other obligation is to be performed on a day that is not a Business Day in the jurisdiction where such payment is to be made or such obligation is to be performed, then such payment shall be made or such obligation performed on the next succeeding Business Day.

(l)           Except as otherwise specifically provided in this Agreement, where any number of days is prescribed in relation to the doing of a particular thing or in respect of a period of time, those days will be calculated exclusive of the first day and inclusive of the last day.

(m)         The phrases “delivered” or “made available”, as it relates among the parties hereto, shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Buyer), material that has been posted, retained and thereby made available to Buyer through the online “virtual data room” established by DERMAdoctor or Seller.

11.16      Conflict Waiver; Attorney-Client Privilege.

(a)          Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, managers, members, stockholders, partners, officers, employees and Affiliates, that Squire Patton Boggs (US) LLP has acted as counsel to Seller and DERMAdoctor in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions. Buyer agrees, and shall cause DERMAdoctor to agree, that, following consummation of the Contemplated Transactions, such representation and any prior representation of DERMAdoctor by Squire Patton Boggs (US) LLP (or any successor) (the “Seller Law Firm”) shall not preclude Seller Law Firm from serving as counsel to Seller, including any successor, or any director, manager, member, stockholder, partner, officer or employee of Seller, in connection with any litigation, dispute, claim, obligation or other Proceeding arising out of or relating to this Agreement or the Transaction Documents or the Contemplated Transactions. Buyer shall not, and shall cause DERMAdoctor not to, seek or have Seller Law Firm disqualified from any such representation based on the prior representation of DERMAdoctor by Seller Law Firm. Each of the parties consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation.

(b)          All communications prior to Closing between Seller or DERMAdoctor, on the one hand, and Seller Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents, the Contemplated Transactions and any actions, advice and/or preparation by Seller, DERMAdoctor or their respective advisors and representatives, including Seller Law Firm, in connection therewith (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to Seller and shall not pass to or be claimed by Buyer or DERMAdoctor. Accordingly, Buyer and DERMAdoctor shall not have access to any Privileged Communications or to the files of Seller Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) Seller (and not Buyer or DERMAdoctor) shall be the sole holders of the attorney-client privilege with respect to such engagement, and neither Buyer nor DERMAdoctor shall be a holder thereof, (ii) to the extent that files of Seller Law Firm in respect of such engagement constitute property of the client, only Seller (and not Buyer nor DERMAdoctor) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or DERMAdoctor by reason of any attorney-client relationship between Seller Law Firm and DERMAdoctor or otherwise. In furtherance of the foregoing, each of the parties agrees that (1) no waiver is intended by failing to remove all Privileged Communications from DERMAdoctor’s files and computer systems, and (2) after Closing the parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by Seller. Buyer agrees that after Closing, none of Buyer, DERMAdoctor or their Affiliates will (A) access or review the Privileged Communications in connection with any action, litigation, claim, dispute or other Proceeding against or involving Seller or (B) use or assert the Privileged Communications against Seller in any action, litigation, claim, dispute or other Proceeding against or involving Seller.

(c)           This Section 11.16 is intended for the benefit of, and shall be enforceable by, Seller and Seller Law Firm. This Section 11.16 shall be irrevocable, and no term of this Section 11.16 may be amended, waived or modified, without the prior written consent of Seller Law Firm.

[Remainder of the Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

NEW AGE INVESTMENTS LLC

By: /s/ Yaacov Brenenson

Name: Yaacov Brenenson

Title: Chief Executive Officer

DERMADOCTOR, LLC

By: /s/ Justin M. Hall

Name: Justin M. Hall

Title: President

NOVABAY PHARMACEUTICALS, INC.

By: /s/ Justin M. Hall

Name: Justin M. Hall

Title: Chief Executive Officer and General Counsel

[Signature Page to Membership Unit Purchase Agreement]

Exhibit A

Definitions

The following terms shall have the meanings assigned to them in this Exhibit, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules attached to the Agreement:

“Acquired Publicity Rights” means the name, image, likeness, voice, personal history and other aspects of the persona and identity of Audrey Kunin as used in the Business, as conducted or contemplated to be conducted; provided, however, for the avoidance of doubt such rights do not bar an Original Rights Holder from (a) using their own name in connection with professional services they may render as a doctor in geographic locales where they are licensed to perform such services, so long as such use is not likely to cause confusion with the Business or (b) referring to themselves as the “founder of DERMAdoctor” only to describe their prior affiliation with DERMAdoctor or Seller and not for any purpose that competes with the Business.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, including, but not limited to officers, members, managers, directors, agents, heirs, representatives, successors and assigns. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“Agreement” has the meaning referred to in the preamble.

“Animal Testing Termination Event” means at any time that DERMAdoctor, Buyer or any of their Affiliates, transferees, licensees, representatives, agents at any time after the Closing (a) knowingly uses animal testing and/or animal studies in, or knowingly engages any Person to provide animal testing and/or animal study services for, developing, producing, marketing and/or selling any Business Products (including any Business Products developed after the Closing) that incorporate, reference, refer to, or otherwise use the Acquired Publicity Rights, or (b) knowingly sells, markets and/or distributes any Business Products (including any Business Products developed after the Closing) that incorporate, reference, refer to, or otherwise use the Acquired Publicity Rights in any new jurisdiction that requires animal testing and/or animal studies in order to sell, market and/or distribute the Business Products in such jurisdiction.

“Approvals or Registrations” has the meaning referred to in Section 4.15.

“Business” means DERMAdoctor’s business of developing, manufacturing, marketing, branding, distributing and selling all of its products and those in development, including skincare products for consumers to address dermatological conditions.

“Business Combination Transaction” means the (a) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Seller of more than fifty percent (50%) of the voting stock of Seller; (b) a merger or consolidation in which Seller is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of Seller.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close, provided that banking institutions shall not be deemed to be authorized or required to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banking institutions’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Business Intellectual Property” has the meaning referred to in Section 4.12(a).

“Business Products” means all products and those in development, including skin care products, and services offered by or on behalf of DERMAdoctor to public consumers.

“Buyer” has the meaning referred to in the preamble.

“Buyer Benefit Plans” has the meaning referred to in Section 7.8(b).

“Buyer Indemnitees” has the meaning referred to in Section 10.2(b).

“Closing” has the meaning referred to in Section 3.1.

“Closing Cash Payment” has the meaning referred to in Section 3.3(a).

“Closing Date” has the meaning referred to in Section 3.1.

“Closing Statement” has the meaning referred to in Section 3.3(b).

“Closing Indebtedness” means the indebtedness of DERMAdoctor as of 12:01 a.m. Pacific Time on the Closing Date, which shall include only: (a) amounts owed as indebtedness or payment obligations related to borrowed money evidenced by any Contract, note, or other instrument (including any letter of credit) or secured by a Lien on DERMAdoctor’s assets; (b) any guarantee or other contingent liability in respect of any indebtedness described in subclause (a) or obligation of any third-party; (c) amounts owed as intercompany indebtedness; and (d) all principal, accrued and unpaid interest, premiums, payments or other penalties, make whole payments or premiums, redemption costs, fees, costs, expenses, and other charges in respect of the subclauses (a) - (c). For the avoidance of doubt, Closing Indebtedness shall not include the liabilities, accounts payable and operating expenses of DERMAdoctor incurred in the Ordinary Course of Business (e.g., accrued liabilities, sales tax payable, accrued payroll and cost of goods sold).

“Closing Transaction Expenses Amount” means all of the Transaction Expenses of DERMAdoctor and Seller as of 12:01 a.m. Pacific Time on the Closing Date that are not otherwise paid prior to Closing and remain owed to a third-party.

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commission” has the meaning referred to in Section 4.7.

“Competitive Business Activity” means the sale and distribution of the skincare products for dermatological conditions of humans that have the formulations and mix of ingredients as currently commercialized and sold by DERMAdoctor; provided that for avoidance of doubt nothing shall restrict Seller or any successor of Seller from the continued development, manufacture, sale and distribution of other skincare products, including those that it currently markets and sells and other skincare products that utilize hypochlorous acid (HOCl).

“Confidentiality Agreement” means that certain Confidentiality Agreement between Buyer and Seller, dated November 27, 2023.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Convertible Notes” means Seller’s Original Issue Discount Senior Secured Convertible Debentures due November 1, 2024.

“DERMAdoctor” has the meaning referred to in the preamble.

“DERMAdoctor’s Knowledge” means, with respect to any particular matter, the actual knowledge of the President of DERMAdoctor.

“Direct Claim” and “Direct Claims” mean any claim or claims (other than Third-Party Claims) by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement.

“Direct Claim Notice” has the meaning referred to in Section 10.4.

“Direct Claim Notice Period” has the meaning referred to in Section 10.4.

“Disclosure Schedules” has the meaning referred to in the definition of “Schedule.”

“Effective Date” has the meaning referred to in the preamble.

“Employee Plans” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other benefit plan, program, policy or Contract (including any bonus, incentive, deferred compensation, retention, change in control, equity, retirement, severance, salary continuation, sick leave, paid time off, vacation, Code Section 125 plan, program, policy, agreement or other arrangement) that is maintained, sponsored, or contributed to or required to be contributed to by DERMAdoctor or any of its Affiliates for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of DERMAdoctor or any spouse, dependent or beneficiary of such individual, or under or with respect to which DERMAdoctor has any Liability, but excluding any Governmental Authority- sponsored employment insurance and workers’ compensation plans.

“Environmental Laws” means any and all Laws, Orders and/or permits, licenses and other authorizations from Governmental Authorities relating to the environment or discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment or otherwise relating to the treatment, storage, disposal, transport or handling of pollutants, contaminants, release or threatened release of Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person which is, or has been, required to be aggregated with DERMAdoctor under Section 414 of the Code or which is under common control of DERMAdoctor within the meaning of Section 4001(b) of ERISA.

“Financial Statements” has the meaning referred to in Section 4.6.

“Fraud” means, with respect to a party, common law fraud involving an actual and intentional misrepresentation of a material existing fact with respect to any representation or warranty in Article 4, Article 5 or Article 6, made by such party with actual knowledge of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentation or any tort based on negligence or recklessness.

“Fundamental Representations and Warranties” means the representations and warranties (a) made by DERMAdoctor and Seller in Sections 4.1 (Organization and Power), 4.2 (Authorization and Enforceability), 4.8 (Capitalization, only), 5.1 (Organization and Power) and 5.2 (Authorization and Enforceability) and 5.6 (Title to Membership Units) and (b) made by Buyer Sections 6.1 (Organization and Power), 6.2 (Corporate Authorization), 6.5 (Investment Purpose), 6.6 (Independent Investigation) and 6.8 (Financing).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, provincial, county, municipal, local or other political instrumentality, commission, agency, authority or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government or to the extent that the rules, regulations or Orders of such organization or authority have the force of Law, including any court, tribunal, judicial or arbitral body.

“Hazardous Substances” means any waste, material or other substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated, listed, defined or designated as a hazardous substance, contaminant, radioactive, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or that is the subject of, any Environmental Laws.

“Health Care Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder.

“Indemnified Party” means and refers to a party that has the right under Article 10 to seek indemnification from an Indemnifying Party.

“Indemnifying Party” means and refers to a party that has the obligation under Article 10 to indemnify an Indemnified Party.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Interim Period” means the period beginning on the Effective Date and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“Laws” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreements” has the meaning referred to in Section 4.10(b).

“Leased Property” has the meaning referred to in Section 4.10(b).

“Liability” or “Liabilities” means debts, liabilities and obligations, whether accrued, unaccrued or fixed, absolute or contingent, matured or unmatured or determined or determinable or otherwise.

“License and Distribution Agreements” has the meaning referred to in Section 4.12(c).

“Lien” means any lien, statutory or otherwise, option, condition, equitable interest, security interest, mortgage, deed of trust, pledge, charge, claim, encroachment, or other similar encumbrance.

“Losses” means actual Liabilities, losses, damages, assessments, claims, judgements, awards, penalties, fines, costs and expenses, including reasonable attorney’s fees.

“Material Adverse Effect” means any fact, event, change, condition, or occurrence, or related series thereof, that is materially adverse to: (a) the Business, properties, assets, capitalization, financial condition or results of operations of DERMAdoctor or (b) the ability of Seller to consummate the Contemplated Transactions; provided, however, that “Material Adverse Effect” shall not include any fact, event, change, condition, or occurrence, directly or indirectly, arising out of or attributable to: (i) any change in general economic or political conditions; (ii) conditions generally affecting the industries in which DERMAdoctor operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, natural disaster, natural or man-made disaster or acts of God and other force majeure events where DERMAdoctor conducts business or otherwise has operations; (iv) any change in applicable Law or accounting principles (including GAAP) or the enforcement or the interpretation thereof; (v) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates or inflation; (vi) the announcement, pendency or completion of the Contemplated Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with DERMAdoctor; or (vii) the failure or inability of DERMAdoctor to meet any internal or published projections, forecasts or estimates of revenues or earnings.

“Material Contracts” has the meaning referred to in Section 4.11(a).

“Maximum Amount” has the meaning referred to in Section 10.2(c).

“Membership Units” has the meaning referred to in the recitals.

“Non-Competition Period” has the meaning referred to in Section 7.4(a).

“Order” means any judgment, order, injunction, decree, award, settlement, or writ of any Governmental Authority.

“Ordinary Course of Business” means in the usual and ordinary course of DERMAdoctor business, consistent with past custom and practices, including with respect to magnitude and frequency.

“Original Rights Holder” means Papillon Partners, Inc., a Missouri corporation, and/or Dr. Audrey Kunin.

“Other DERMAdoctor Equity” has the meaning referred to in Section 4.8.

“Outside Date” has the meaning referred to in Section 9.1(b).

“Permitted Encumbrance” means any (a) mechanics’, materialmens’ and similar Liens that arose or were incurred in the Ordinary Course of Business; (b) Liens for Taxes not yet due and payable or being contested in good faith by appropriate Proceedings; (c) Liens securing rental payments under capital lease arrangements; (d) restriction on transfer arising under applicable securities Law; (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record which are stated in the real property records or which would be disclosed by an accurate survey or inspection of the property would reveal, and the provisions of any Law; (f) other than with respect to owned real property, Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business; or (g) other imperfections of title or Liens, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means any individual, person, general partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Pre-Closing Tax Periods” means any taxable period ending on or before the Closing Date and the pre-Closing portion of any Straddle Period.

“Pre-Closing Taxes” means (a) any Taxes of Seller for any taxable period, (b) any and all Taxes of DERMAdoctor for any Pre-Closing Tax Period; and (c) Taxes of any Person imposed on DERMAdoctor as a transferee or successor, or by contract that relate to an event or transaction occurring before the Closing; provided, however, that “Pre-Closing Taxes” shall not include Taxes imposed or incurred as a result of any action taken by or at the direction of Buyer on or before the Closing Date that is not expressly contemplated in this Agreement and that is outside of the ordinary course of business of DERMAdoctor or Seller.

“Privileged Communications” has the meaning referred to in Section 11.16(b).

“Proceeding” means any action, arbitration, audit, claim, demand, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning referred to in Section 3.2.

“Schedule” as used in this Agreement together with a numerical designation, means a schedule attached hereto, including those schedules contained in the Disclosure Schedules of even date herewith delivered by DERMAdoctor and/or Seller in connection with the execution and delivery of this Agreement (the “Disclosure Schedules”).

“SEC Filings” has the meaning referred to in Section 4.7.

“Securities Act” has the meaning referred to in Section 6.5.

“Security Agreement” means that certain Security Agreement entered into by Seller in connection with the Convertible Notes.

“Seller” has the meaning referred to in the preamble.

“Seller’s Knowledge” means, with respect to any particular matter, the actual knowledge of the President and Chief Executive Officer of Seller.

“Seller Acquisition Agreement” means the Membership Unit Purchase Agreement, dated September 27, 2021, that provided for the acquisition by Seller of all of the Membership Units on the Seller Ownership Date.

“Seller Law Firm” has the meaning referred to in Section 11.16(a).

“Seller Ownership Date” means November 5, 2021, which was the date that Seller acquired the Membership Units pursuant to the Seller Acquisition Agreement.

“Seller Indemnitees” has the meaning referred to in Section 10.2(a).

“Straddle Period” has the meaning referred to in Section 7.3(b).

“Subsidiary” or “Subsidiaries” means and refers to any corporation, limited liability company, partnership, association or other business entity of which more than fifty (50) percent of the issued and outstanding shares of capital stock, equity interests or membership interests is owned or controlled, directly or indirectly, by DERMAdoctor, and in which DERMAdoctor has the power, directly or indirectly, to elect a majority of the directors or managers or to appoint the general partners.

“Subsidiary Guarantee” means that certain Subsidiary Guarantee entered into by DERMAdoctor in connection with the Convertible Notes.

“Survival Date” has the meaning referred to in Section 10.1.

“Tax” or “Taxes” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other assessments or charges in the nature of taxes imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, business privilege, or environmental tax); (b) liability for any items described in clause (a) payable by reason of contract, assumption, transferee, successor or similar liability, or by operation of Law; and (c) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) or (b).

“Tax Allocation Statement” has the meaning referred to in Section 7.3(f).

“Tax Claim” has the meaning referred to in Section 7.3(e)(i).

“Tax Return” means any return, report, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated Tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Authority, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Territory” means the United State of America.

“Third-Party Claims” means a claim made by an Indemnified Party against an Indemnifying Party in connection with any third party Proceeding made upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under the terms of this Agreement.

“Transaction Documents” means all instruments, documents and agreements executed or delivered in connection with the Contemplated Transactions, including, but not limited to, this Agreement.

“Transaction Expenses” means (a) all expenses of Seller and DERMAdoctor incurred or to be incurred prior to or through the Closing that directly relates to the preparation, negotiation, execution and consummation of this Agreement, the other Transaction Documents and the Contemplated Transactions, including the Closing, that have not been paid by Seller or DERMAdoctor as of or prior to the Closing, including all brokerage commissions, fees, expenses and disbursements, and all fees, costs and disbursements of investment bankers, financial advisors, attorneys, accountants, and other advisors and service providers payable by Seller and DERMAdoctor for their services in connection with the Contemplated Transactions and (b) any change of control, severance, transaction bonus or similar payments that become payable by DERMAdoctor as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, together with the employer portion of any payroll or employment Taxes attributable to the payment of such amounts and any related matching contributions required to be made under any applicable retirement plans by DERMAdoctor in respect thereof.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between Seller and DERMAdoctor for the provision of certain services between the parties after Closing.

“Updated Disclosure Schedule” has the meaning referred to in Section 7.6.